QuickLinks -- Click here to rapidly navigate through this document

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SB-2
Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Axtion Foods, Inc.
(Name of small business issuer in its charter)

California (State or jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Number)	33-0906297 (I.R.S. Employer Identification Number)

4025 Camino Del Rio South
Suite 300
San Diego, CA 92108
Telephone 760-436-3124
(Address and telephone number of principal executive offices and place of business)

Kennan E. Kaeder
Attorney at Law
110 West C Street, Suite 1904
San Diego, Ca 92101
Phone: (619) 232-6545
Fax: (619) 236-8182
Email: kennan@kklawoffice.com
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE

Common	6,982,000	$0.05	$355,300	$88.83

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

AXTION FOODS, INC.

6,982,000 Shares

Common Stock

Offering Price $0.05 per share

        This is our initial public offering so there is currently no public market for our shares. Please see "Risk Factors" commencing on page 1 for a full discussion of the risks involved in this offering.

        This prospectus relates to the offer and sale of 6,982,000 shares of our common stock by the selling stockholders identified in this prospectus. The selling stockholders will determine when they will sell their shares. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The offering will remain open for 180 days, unless we decide to cease selling efforts prior to this date. The offering period may also be extended for a period of 90 days.

        The information in this prospectus is not complete and may be changed. The selling stockholders may not sell their shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell our shares and it is not soliciting an offer to buy our shares in any state where the offer or sale is not permitted.

AXTION FOODS, INC.

The date of this prospectus is                        , 2002

        Until                            , 2002 all dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

THE COMPANY

        Axtion Foods, Inc. was incorporated under the laws of the State of California on April 20, 2000.

        We are a development stage company. We are engaged in the development, manufacturing and distribution of health bars and health drinks. As of the date of this prospectus we have completed the development of a health bar, called the "Action Bar," but we have not yet completed the development of the health drink and we have not yet commenced marketing or selling any products. We intend to market our products in three principal categories: sports nutrition; diet; and healthy snacks. Axtion plans to sell its products to mass volume retailers, health food stores and a combination of other channels, including health clubs and gyms, international markets and private label manufacturing and independent distributors. We plan to establish our distribution channels throughout the United States and Canada. We are currently developing only two products for which we have purchased the formulas.

        Our administrative office is located at 4025 Camino Del Rio South, Suite 300, San Diego, California. Our telephone number is 760-436-3124. Our Internet address is www.axtionfoods.com. Information contained on our web site shall not be deemed to be a part of this prospectus.

Summary Financial Information (1)

Current Assets	Current Liabilities	Stockholder's Equity	Revenues	Net Loss
$135,940	$5,000	$130,940	$0	$17,655

(1)
As of September 30, 2001, un-audited.

THE OFFERING

        This offering relates to the offer and sale of 6,982,000 shares of our common stock by the selling stockholders identified in this prospectus. The selling stockholders will determine when they will sell their shares. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

        The shares offered by the selling stockholders are already issued and outstanding and the resale of these shares by the selling shareholders will not affect the total number of outstanding shares.

Common stock outstanding before and after the offering	27,182,000

RISK FACTORS

        We have no significant operating history upon which to evaluate the offering. We were founded on April 20, 2000 and had no business operations until we began our current business of developing and distributing nutritional food products on July 1, 2001. As of the date of this prospectus, we have purchased the formulas for two products, a health bar and a health drink, but we have only completed development of the health bar. In addition, we have not commenced manufacturing, marketing or sales operations and we have not completed the development of our Internet web site and have not had any revenue producing operations on which you can evaluate our potential for future success. Our activities to date have been limited to obtaining formulas to manufacture and distribute two products, developing one of those products, conducting a private offering of our securities, commencing preparation of our web site, and preparing this offering. As a new company, we are subject to all risks, expenses, and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet-related products and services. Any unanticipated expenses, problems, or technical difficulties may result in material delays both in the completion of our web site and in offering our products to the market.

        Our independent accountants' audit report states that there is substantial doubt about our ability to continue as a going concern. Our auditors have issued a going concern opinion as of the end of our most recent fiscal year, June 30, 2001. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. That is because as of June 30, 2001 we had not generated any revenues and no revenues were anticipated. Accordingly, in order to stay in business we must raise cash either from the sale of products distributed by us or from sources other than product sales. Our only other source for cash at this time is investments by others in our company. From August 3, 2001 to October 15, 2001, we raised $157,000 from the sale of stock to our selling stockholders. If these funds, together with our product sales are not sufficient to support the company's operations during the next 12 months, then we may have to raise cash through loans or equity financing in order to implement our business plan. If we are unable to raise additional capital then you may lose your entire investment.

        We have not generated revenues. As of June 30, 2001, the end of our most recent fiscal year, we had not generated any revenues and had incurred losses of $4,934 since inception. As of September 30, 2001, we had not generated any revenues and had incurred losses of $22,599 since inception. We expect to continue incurring losses until we are able to derive meaningful revenues from sales of our products.

        Without additional capital to support our growth our operations could be severely impacted. In August and September 2001, we conducted a private placement of our common shares and raised total proceeds of $157,000. While we believe that our present working capital is sufficient to fulfill our needs for the next twelve months, it is possible that we may require additional capital in order to fund the development and launch of our future products. If we are unable to obtain additional financing in sufficient amounts or on acceptable terms, our operating results and prospects could be adversely affected.

        Failure to make our web site operational may have an adverse effect on our financial condition and results of operations. We are planning to implement an e-commerce site to sell our products at www.axtionfoods.com. We have not fully developed our site, but anticipate being able to do so within the next three to twelve months. There is no assurance that we will be able to successfully deploy our web site.

        Failure to develop product formulas into commercially viable products could have a material adverse effect upon our business, results of operations, and financial condition. As of the date of this prospectus we have acquired formulas for only two products which we are in the process of developing. If we are unable to develop these formulas into commercially viable products we will have to find or develop other products. While we believe there are other sources available, the inability to develop and successfully market these products could cause a significant interruption of our business.

        We are subject to significant government regulation. The packaging, labeling, advertising, promotion, distribution and sale of Axtion's products are subject to regulation by numerous governmental agencies, the most active of which is the U.S. Food and Drug Administration, which regulates our products under the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder. Our products are also subject to regulation by, among other regulatory entities, the Consumer Product Safety Commission, the U.S. Department of Agriculture and the Environmental Protection Agency. Advertising and other forms of promotion and methods of marketing of our products are subject to regulation by the U.S. Federal Trade Commission, which regulates these activities under the Federal Trade Commission Act. The manufacture, labeling and advertising of the Company's products are also regulated by various state and local agencies as well as those of each foreign country to which Axtion distributes its products.

        Absence of clinical studies. Although many of the ingredients in our products are minerals, herbs and other substances for which there is a long history of human consumption, our products also contain ingredients for which no such history exists. In addition, although we believe our products are safe when taken as directed, there is little long-term experience with human consumption of certain of these product ingredients in concentrated form. Accordingly, there can be no assurance that our products, even when used as directed, will not have harmful side effects. Any such unintended effects may result in adverse publicity or product liability claims which could have a material adverse effect on our business, financial condition and results of operations.

        We face significant competition. The dietary supplement and nutritional products industry is highly competitive. Numerous companies, many of which have greater size and financial, personnel, distribution and other resources than Axtion. Our principal competition in the health food store distribution channel comes from a limited number of large nationally known manufacturers and many smaller manufacturers of dietary supplements. Our principal competition comes from broadline manufacturers, major private label manufacturers and other companies. In recent years, a number of our competitors have begun to market and sell their products under different labels in both the health food store and the mass market distribution channels. In addition, large pharmaceutical companies and packaged food and beverage companies compete with us on a limited basis in the dietary supplement market. Axtion faces significant additional competition from large pharmaceutical companies that market vitamins, multivitamins and minerals in the mass market distribution channel. Increased competition from such companies could have a material adverse effect on us because such companies have greater financial and other resources available to them and possess distribution and marketing capabilities far greater than ours. We also face competition in both the health food store and mass market distribution channels from private label dietary supplements and multivitamins offered by health and natural food store chains, drugstore chains, mass merchandisers and supermarket chains.

        Absence of a public trading market; offering price; possible volatility of stock price. Prior to this offering, there has been no public market for the common stock, and there can be no assurance that an active market will develop or be sustained following the consummation of this offering. Consequently, the offering price of the common stock will be determined by negotiation between the selling stockholders and the purchasers based on several factors and will not necessarily reflect the market price of the common stock.

        Management has no experience with dietary supplement distribution and will not work full time. Our sole employee, officer and director has no experience with dietary supplement distribution. This could detrimentally impact the ability of Axtion to implement its business plan. In addition, she will work at most approximately 20 hours per week until Axtion has enough results of operations to hire her full time.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements under the "Prospectus Summary," "Risk Factors," "Management Discussion and Analysis or Plan of Operation," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

        In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "intend," "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

USE OF PROCEEDS

        We are registering 6,982,000 shares for sale by the selling stockholders. We will receive no proceeds from the sale of the selling stockholder's shares.

DETERMINATION OF OFFERING PRICE

        There is no established public market for the shares of common stock being registered. As a result, the offering price and other terms and conditions relative to the shares of common stock offered hereby have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares.

DILUTION

        We are registering 6,982,000 shares for sale by the selling stockholders. We will receive no proceeds from the sale of the selling stockholder's shares. Consequently, the sale by the selling stockholders of their shares will not result in any dilution in the purchase price of your stock compared to the net tangible book value per share immediately after the purchase.

SELLING STOCKHOLDERS

        This prospectus relates to the offer and sale of 6,982,000 shares of our common stock by the selling stockholders identified below. None of the selling stockholders are or have been affiliates of ours. The selling stockholders will determine when they will sell their shares. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus by each of the selling stockholders:

Name	Number of Shares Owned	Number of Shares offered	Shares beneficially owned after offering (1)
Mike Berger	160,000	160,000	0
Ivy Berger	160,000	160,000	0
Leonard Edlund	160,000	160,000	0
Cindy Edlund	160,000	160,000	0
Roger Major	160,000	160,000	0
Rex Major	160,000	160,000	0
Mike Senko	160,000	160,000	0
Gina Senko	160,000	160,000	0
Mike Martin	160,000	160,000	0
M&M Investments	160,000	160,000	0
Jretta Prophet	160,000	160,000	0
John Collins	160,000	160,000	0
Sheila Collins	160,000	160,000	0
Frank Senko, Jr	320,000	320,000	0
Leonore Senko	320,000	320,000	0
James Curtis	160,000	160,000	0
Roger Sowell	160,000	160,000	0
Jretta Sowell	160,000	160,000	0
John Carleton	160,000	160,000	0
Carol Rhymer	160,000	160,000	0
William Tezak	80,000	80,000	0
Robert Stuart	80,000	80,000	0
Dennis Cunningham	200,000	200,000	0
Gerald Wills	160,000	160,000	0
James Hurwitz	320,000	320,000	0
Michael Byron	160,000	160,000	0
Bruce Sproul	160,000	160,000	0
William Kipp	160,000	160,000	0

Christopher Hart	160,000	160,000	0
Gavin Cartledge	640,000	640,000	0
Alex Kurbanov	160,000	160,000	0
Mathew Smith	160,000	160,000	0
Richard Cote	160,000	160,000	0
Mark Ruiz	160,000	160,000	0
Susan Hartog	126,000	126,000	0
Jaret Brown	24,000	24,000	0
Steve Zoumaras	24,000	24,000	0
Jon Lindquist	528,000	528,000	0
Total	6,982,000	6,982,000	0

(1)
Assumes all of the shares offered are sold.

PLAN OF DISTRIBUTION

        This prospectus covers the resale by selling shareholders of shares of our common stock that they have already purchased from us. Selling shareholders may sell their shares of common stock either directly or through a broker-dealer in transactions between selling shareholders and purchasers, or otherwise. The selling stockholders will not use the Internet for the sale of their shares.

        Broker-dealers may charge commissions to both selling shareholders selling common stock, and purchasers buying shares sold by a selling shareholder. Neither the selling shareholders nor us can presently estimate the amount of such compensation. We know of no existing arrangements between the selling shareholders and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

        To the extent required by laws, regulations or agreements we have made, we will file a prospectus supplement during the time the selling shareholders are offering or selling shares covered by this prospectus in order to add or correct important information about the plan of distribution for the shares and in accordance with our obligation to file post-effective amendments to the prospectus as required by Item 512 of Regulation S-B. In addition to any other applicable laws or regulations, selling shareholders must comply with regulations relating to distributions by selling shareholders, including Regulation M under the Securities Exchange Act of 1934. Regulation M prohibits selling shareholders from offering to purchase and purchasing our common stock at certain periods of time surrounding their sales of shares of our common stock under this prospectus. To insure compliance, copies of Regulation M will be provided to the selling shareholders. Some states may require that registration, exemption from registration or notification requirements be met before selling shareholders may sell their common stock. Some states may also require selling shareholders to sell their common stock only through broker-dealers.

        We will not receive any proceeds from the sale of the shares by the selling shareholders pursuant to this prospectus. We have agreed to bear the expenses (other than broker's commissions and similar charges) of the registration of the shares, including legal and accounting fees, which we expect to total approximately $23,088.58. The selling shareholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such Rule. Offers or sales of the shares have not been registered or qualified under the laws of any country other than the United States. To comply with certain states' securities laws, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. There can be no assurance that the selling shareholders will sell any or all of the shares offered by them hereunder.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

        We are a start-up, development stage company and have not yet generated or realized any revenues from our business operations. We are engaged in the development, manufacturing and distribution of health bars and drinks. As of the date of this prospectus we have completed the development of our health bar but we have not yet completed the development of our health drink and we have not yet commenced manufacturing or selling any products. We intend to market our products in three principal categories: sports nutrition; diet; and healthy snacks.

        Axtion plans to sell its products to mass volume retailers, health food stores and a combination of other channels, including health clubs and gyms, international markets and private label manufacturing and independent distributors. We plan to establish our distribution channels throughout the United States and Canada. We are currently developing only two products for which we have purchased the formulas. We commenced business operations as a nutritional foods distributor on July 1, 2001 and we do not yet have any results from operations.

        Prior to July 1, 2001 the company had no business operations. To date, we have not completed the development of our proposed web site or commenced material revenue producing operations. Our activities to date have consisted of acquiring the formulas for a health bar and drink from the inventor, developing the health bar, developing our web site, conducting a private offering of our securities and preparing this offering.

        We intend to generate revenue through the sale of our products to mass volume retailers, health food stores and a combination of other channels, including health clubs and gyms, international markets and private label manufacturing and independent distributors as well as on our website.

        Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin selling our products. Accordingly, we must raise cash from sources other than the sale of our products. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our business plan and stay in business if our sales are not sufficient to support the company's operations.

        We have financed our activities to date through the sale of securities. At inception, prior to any stock splits, our founding shareholder loaned the company $5,000 and received 5,000,000 shares of common stock in lieu of interest. From August 3, 2001 through October 15, 2001, we conducted a private placement sale of common stock for gross proceeds of $157,000. As of September 30, 2001, we had incurred operating losses of $22,599 since inception.

        We have acquired the formulas for a health bar and health drink. These forumlas must be developed into actual products by us. The process is analogous to creating cookies from a recipe. The ingredients are assembled in their recommended amounts and then made into trial batches. Development consists of creating test products to be evaluated for taste and measured for size and weight to assure conformance with our wrapper design. As of the date of this prospectus, we have paid an artist $1,000 for the wrapper design, an example of which can be viewed on our web site at www.axtionfoods.com. The initial test production run of the Axtion Bar will be 3,000 to 4,000 bars which will cost $3,500 which has been paid. We are conducting one test for the nutty chocolate flavor and the next will be for nutty peanut butter. When the test run is complete we will produce approximately 50,000 bars at a cost of $25,000. The total cost for bar wrappers is $11,975 for 50,000 wrappers, 25,000 of the nutty chocolate and 25,000 of the nutty peanut butter. We anticipate that the bars will sell for $1.50 of which $.30 will be net profit to Axtion after all production costs are factored in. We will not be required to raise any additional capital in order to begin producing the Axtion Bars.

        The development costs of Hammerhead XT drinks will total approximately $1,500.00. A test run of the drink will cost approximately $5,000.00 and the initial actual production runs will cost somewhere between $75,000.00 to $78,000.00 for 150,000 8.4 oz cans. We will not conduct an initial production run of the drink unless we raise additional capital within the next twelve months or the results of operations from the sale of Axtion Bars are sufficient to pay the cost of at least one production run of 150,000 cans.

Limited Operating History; Need for Additional Capital

        There is no historical financial information about our company upon which to base an evaluation of our performance. We are a development stage company and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in production and possible cost overruns due to price and cost increases in our products.

        To become profitable and competitive, we must establish a market presence through our web site and through direct marketing of our products. In addition, we may require additional financing during the year 2002.

        We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of Operations

From Inception on April 20, 2000

        We just recently acquired our first formulas for the manufacturing and distribution of nutritional products. At this time we have developed a health bar but we are still working on developing a health drink. We have not yet commenced meaningful business operations and we have not yet generated any revenue from the sale of products. As of June 30, 2001, the end of our most recent fiscal year, we had experienced operating losses of $4,934 since inception. As of September 30, 2001, we had experienced operating losses of $22,599 since inception.

Plan of Operations

        Our plan of operations over the next 12 months includes the expected completion of development and thereafter the marketing and distribution of our first two products, a health bar and a health drink, in addition to the completion of our initial web site devoted to the sale of our products. We also intend to develop a network of independent contractors who will market products developed by us in addition to developing a multi-level marketing network and establishing contacts with mass volume retailers, health food stores and a combination of other channels, including health clubs and gyms, international markets and private label manufacturing. We plan to establish our distribution channels throughout the United States and Canada.

        We are currently developing only two products for which we have purchased the formulas. We commenced business operations as a nutritional foods distributor on July 1, 2001 and we do not yet have any results from operations. We believe that our working capital as of the date of this prospectus will be sufficient to satisfy our estimated working capital requirements through the next twelve months. If we need additional working capital, there is no assurance that we will be able to obtain sufficient additional capital to fund our working capital requirements in a timely manner. As of the date of this prospectus, we employ only one person on a part-time basis. We intend to employ additional people during the year 2002.

        Using the funds from our recent private offering of securities, we plan to implement the following two-phase business strategy within the next twelve months. The first phase is to develop our health bar and health drink. To date, we have completed the development of the health bar, which has been named the "Axtion Bar," and we are in the midst of the development of our health drink, which will be called the "Hammerhead XT." We also plan to seek out licenses and formulations for additional health food products.

        The second phase of our business plan will be to market products to potential customers such as retail outlets by establishing a network of independent contractor distributors. Currently, we do not have any such distributors in place. We also intend to prepare and design marketing materials, provide spokespersons to help market the products, and to provide marketing support through our web site.

        In addition, we intend to establish distribution through our website at www.axtionfoods.com. Initially we will offer only two products on the web site, the health bar and the health drink for which we have acquired formulas. We intend, however, to also offer additional sports nutrition products. We anticipate being able to fully implement our marketing plan within the next twelve months.

Liquidity and Capital Resources

        As of the date of this registration statement, we have yet to generate any revenues from our business operations. Since our inception, and prior to any stock splits, our founding shareholder has loaned the company $5,000 in cash and was issued 5,000,000 shares of common stock in lieu of interest. This money has been utilized for organizational and start-up costs and as operating capital. As of June 30, 2001 we had sustained operating losses of $4,934 since inception. As of September 30, 2001 we had sustained operating losses of $22,599 since inception. From August 3, 2001 until October 15, 2001 we conducted a private offering of our securities wherein we raised $157,000 in exchange for 1,570,000 shares of common stock.

        We commenced business operations as a nutritional foods manufacturer and distributor on July 1, 2001 and we do not yet have any results from operations. Prior to July 1, 2001 the company had no business operations. On October 15, 2001 we conducted a four for one forward split of our common stock. Immediately prior to that date, we had issued 5,000,000 shares to the founder, 1,570,000 shares in connection with our private placement, 50,000 shares to acquire formulas for products, and 175,500 shares for services, for an aggregate 6,795,500 shares outstanding. At the completion of the four for one forward split, there were 27,182,000 shares of common stock outstanding.

        The money raised in our private offering is being utilized to fund the development of our first two products, health bar and health drink, to pay for production of the health bar, in addition to the creation of our web site, initiating marketing and to pay the expenses of this offering. We believe that we have sufficient working capital to conduct our operations for the next twelve months.

LEGAL PROCEEDINGS

        We are not a party to or aware of any threatened litigation of a material nature.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers And Directors

        The following table sets forth the directors and executive officers of our company, their ages, term served and all offices and positions with our company. A director is elected for a period of one year and thereafter serves until his or her successor is duly elected by the stockholders and qualifies. Officers and other employees serve at the will of the Board of Directors.

        There are no arrangements or understandings regarding the length of time a director of our company is to serve in such a capacity. Our director holds no directorships in any other company subject to the reporting requirements of the Securities Exchange Act of 1934.

NAME OF DIRECTOR	AGE	TERM SERVED	POSITIONS WITH COMPANY
Julia Reynolds	47	Since July 1, 2001	President, Secretary-Treasurer & Director

        Ms. Reynolds will serve as management of our company. She will initially devote approximately 20 hours per week of her time to Axtion until results of operations are sufficient to hire her to work full time on an annual salary. The amount of that annual salary has not yet been determined and will depend upon the amount of sales the company is able to achieve. A brief description of her background and business experience is as follows:

        From 1979 until 1990 Ms. Reynolds was employed by Landmark Education, Inc. a company that delivers business and personal effectiveness programs, courses and seminars. She was a finance manager from February 1979 until November of 1980. She was then promoted to graduate department manager from December of 1980 until January of 1986. Between February 1986 and January of 1987 she worked as a regional graduate program manager. She was then employed as branch manager from February 1988 until January of 1990. She was then employed as a regional manager from January of 1990 until June of 1990. Ms. Reynolds was also self-employed as a management consultant from January 1990 until September of 1990. From October of 1990 to the present Ms. Reynolds has been employed as a paralegal and law office manager for the Law Office of Kennan E. Kaeder. Her duties include office administration, finance, preparation of legal documents and interfacing with clients. Ms. Reynolds graduated from San Diego State University in 1976 with a bachelor of arts degree.

Executive Compensation

        Our sole director does not currently receive and has never received any compensation for serving as a director to date. In addition, at present, there are no ongoing plans or arrangements for compensation of any of our officers. However, we expect to adopt a plan of reasonable compensation to our officers and employees when and if we become operational and profitable.

        The following table sets forth all compensation awarded to, earned by, or paid for services rendered to us in all capacities during the period ended September 30, 2001, by Ms. Reynolds, our sole executive officer.

Summary Compensation Table
Long-Term Compensation Awards

COMPENSATION-2001
NAME AND PRINCIPAL POSITION			($)NUMBER OF SHARES UNDERLYING OPTIONS (#)
	SALARY	($)BONUS
Julia Reynolds President	None	None	None

        We do not presently have a stock option plan but intend to develop an incentive based stock option plan for our officers and directors in the future and may reserve up to ten percent of our outstanding shares of common stock for that purpose.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of our company's common stock with respect to each named director and executive officer of our company, each person known to our company to be the beneficial owner of more than five percent (5%) of said securities, and all directors and executive officers of our company as a group:

Shareholder	Number of Shares Beneficially Owned	Percentage Owned
Lala Cartledge 1070 Sidonia Street Encinitas, CA 92024	6,666,666	22.68%
Joseph Lindquist 5765 Friars Road San Diego, California	6,666,666	22.68%
Julia Reynolds 3260 Meadow Grove Drive San Diego, California	6,666,667	22.68%
Selling stockholders	6,982,000	24.18%
All officers and directors as a group	6,666,666	22.68%

DESCRIPTION OF SECURITIES

        The shares registered pursuant to the registration statement of which this prospectus is a part are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

Common Stock

        Axtion is presently authorized to issue 100,000,000 shares of $.001 par value common stock. The holders of common stock, including the shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of our company nor are any common shares subject to redemption or convertible into other securities of our company. Upon liquidation, dissolution or winding up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our company's common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Preferred Stock

        Axtion is also presently authorized to issue 10,000,000 shares of $.001 par value preferred stock. No preferred stock has been issued as of this date and management has no current plans to issue preferred stock to any investor. Under our company's articles of incorporation, as amended, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in such one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company without further shareholder action and may adversely effect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. The Board of Directors effects a designation of each series of preferred stock by filing with the California Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the California Secretary of State, or copies thereof may be obtained from our company.

Options and Warrants

        We do not presently have any options or warrants authorized or any securities that may be convertible into common stock. However, our board of directors may later determine to authorize options and warrants for our company.

Dividend Policy

        We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. Our present intention is to utilize all available funds for the development of our business. There is no assurance that we will ever have excess funds available for the payment of dividends. The only legal restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by state laws. Under California corporate law, no dividends or other distributions may be made which would render our company insolvent or reduce assets to less than the sum of its liabilities plus the amount needed to satisfy any outstanding liquidation preferences.

Transfer Agent

        We intend to use Corporate Stock Transfer, Republic Plaza, 370 17th Street, Suite 2350, Denver, CO 80202-4614 as our transfer agent and registrar for the common stock upon completion of the offering.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have 27,182,000 shares of common stock outstanding. Of these shares, the 6,982,000 shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933.

        The remaining 20,200,000 shares of common stock held by the remaining stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act of 1933. All of these shares will become eligible for sale by approximately July 1, 2002 subject to the limitations of Rule 144. We cannot predict the effect, if any, that offers or sales of these shares would have on the market price. Nevertheless, sales of significant amounts of restricted securities in the public markets could adversely affect the fair market price of the shares, as well as impair our ability to raise capital through the issuance of additional equity shares.

        In general, under Rule 144, a person who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) one percent of the then outstanding shares of common stock or (2) the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed, provided several requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities.

        Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may resell their shares without compliance with the foregoing requirements. In meeting the one- and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner who was not an affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate.

        There is presently no agreement by any holder, including our "affiliates," of "restricted" shares not to sell their shares.

Penny Stock Regulation

        Our shares will probably be subject to the Penny Stock Reform Act of 1990 which may potentially decrease your ability to easily transfer our shares. Broker-dealer practices in connection with transactions in "penny stocks" are regulated. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As our shares immediately following this offering will likely be subject to such penny stock rules, investors in this offering will in all likelihood find it more difficult to sell their securities.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

        Our articles of incorporation contains provisions permitted under the California Corporations Code relating to the liability of directors. The provisions eliminate a director's liability to stockholders for monetary damages for abreach of fiduciary duty, except in circumstances involving wrongful acts, including the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Our certificate of incorporation also contains provisions obligating us to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of California. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

        Following the close of this offering, we will be subject to the State of California's business combination statute. In general, the statute prohibits a publicly held California corporation from engaging in a business combination with a person who is an interested stockholder for a period of three years after the date of the transaction in which that person became an interested stockholder,unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates, owns, or, within three years prior to the proposed business combination, did own 15% or more of our voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts and, accordingly, may discourage attempts to acquire us.

        As permitted by California law under Corporations Code Section 309, we intend to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors, employees and agents under circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we would be required to advance expenses to our officers and directors as incurred in proceedings against them for which they may be indemnified. The bylaws provide that we, among other things, will indemnify officers and directors, employees and agents against liabilities that may arise by reason of their status or service as directors, officers, or employees, other than liabilities arising from willful misconduct, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

        We have agreed to the fullest extent permitted by applicable law, to indemnify all our officers and directors. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

CERTAIN TRANSACTIONS

        In connection with the organization of Axtion, and prior to any stock splits, the founding shareholder of our company loaned $5,000.00 cash to the company and was issued 5,000,000 shares of common stock on June 4, 2000 in lieu of interest. On July 1, 2001, he sold all of his interest in the company by selling 1,666,667 of these shares to Julia Reynolds in exchange for $1,666.66, 1,666,666 of these shares to Joseph Lindquist in exchange for $1,666.66 and 1,666,666 of these shares for $1,666.66 to Lala Cartledge. From August 3, 2001 to October 15, 2001 Axtion conducted a private offering of its securities in which 1,570,000 shares of common stock were sold for total proceeds of $157,000. We have also issued 50,000 shares of common stock in exchange for the formulas for a sports nutrition bar and a sports nutrition drink and 175,500 shares of stock as finder's fees. On October 15, 2001 Axtion conducted a four for one forward split of its common stock such that the 6,795,500 outstanding shares became 27,182,000 outstanding shares. This offering is for 6,982,000 shares of post split common stock.

        We have no formal written employment agreement or other contracts with our officer, and there is no assurance that the services to be provided by her will be available for any specific length of time in the future. Ms. Reynolds anticipates initially devoting 20 hours per week of her time to the affairs of our company. If and when the business operations of our company increase and a more extensive time commitment is needed, Ms. Reynolds is prepared to devote more time to our company. Amounts of compensation and other terms of any full time employment arrangements with additional employees will be determined if and when such arrangements become necessary.

        The promoters of Axtion are Joseph Lindquist and Lala Cartledge. Mr. Lindquist and Ms. Cartledge are not being compensated with either cash or stock by Axtion. Instead, they have provided promotional efforts as a means of increasing the value of the stock they purchased on July 1, 2001. Their promotional efforts have consisted of formulating a business plan, locating and negotiating the contract for the purchase of the formulas for the Axtion Bar and Hammerhead XT sports drink, participating in initial taste tests of our products, assisting with the design of the web site and Axtion Bar wrapper and finding investors for our private offering.

BUSINESS

History And Organization

        Axtion was organized as a California corporation on April 20, 2000 as Retail Window, Inc., a California corporation. Our founding shareholder loaned the company $5,000. This money was used to pay organizational and other expenses. We had no business operations until July 1, 2001 when the company was renamed Axtion Foods, Inc. Shortly thereafter on July 12, 2001 we issued 50,000 shares of common stock (pre split) in exchange for the exclusive right to formulas for a health bar and a health drink. From August 3,2001 through October 15, 2001 we conducted a private offering of our securities and raised $157,000 in total proceeds. We are currently in the process of preparing to commence manufacturing, sales and distribution of our health bar, completing development of our health drink and developing our web site for the sale of our products.

Industry Overview

        The nutritional health foods industry is highly diversified and intensely competitive. It includes companies that manufacture, distribute, and sell products that are generally intended to supplement the daily diet with nutrients that may enhance the body's performance and well being. Dietary supplements and nutritional products include vitamins, minerals, herbs, botanicals, amino acids, and compounds derived therefrom. Specific statutory provisions governing the dietary supplements and nutritional products industry were codified in the Dietary Supplement Health and Education Act. This act provides new statutory protections for the industry. It codifies and strengthens legal protection for statements of nutritional support that apprise consumers of the effect dietary supplements and nutritional products have upon the structure or functions of the body.

The Business

        We are a development stage company. We are engaged in the development, manufacturing and distribution of health drinks and health bars. As of the date of this prospectus we have completed the development or our health bar, but we have not yet completed the development of our health drink, we have not yet manufactured any products and we have not yet commenced selling any products. We intend to market our products in three principal categories: sports nutrition; diet; and healthy snacks. Axtion plans to sell its products to mass volume retailers, health food stores and a combination of other channels, including health clubs and gyms, international markets and private label manufacturing and independent distributors. We plan to establish our distribution channels throughout the United States and Canada. We are currently developing only two products for which we have purchased the formulas. We also intend to develop a website at www.axtionfoods.com as part of our marketing efforts. No part of that web site is to be considered part of this prospectus.

Our Exclusive Formulas

        We have entered into an exclusive purchase agreement effective as of July 12, 2001 for formulas for a health bar and a health drink with Charles Cochran, D.C., 1599 Chilton Street, Arroyo Grande, CA 93420. Under the terms of the purchase agreement, Axtion has the exclusive right to develop, manufacture, market and sell these products. In exchange for these rights, Axtion has issued 50,000 shares (200,000 shares post four for one split) shares of common stock to Dr. Cochran and agreed to pay a royalty of five percent of the net profits earned from the sale of these products.

        The formulas were acquired from Dr. Cochran because of his reputation and experience with health and nutrition. Dr. Cochran is not an affiliate of the company. Our only relationship with Dr. Cochran is the contract for the purchase of his health bar and drink formulas. The 50,000 shares of common stock he received was calculated as a down payment and are not being registered in this offering. Dr. Cochran believed that a five percent royalty of the net profits from the health bar and health drink was a fair return for the exclusive right to develop and market these products.

        Dr. Cochran has served as a researcher, educator, lecturer, private practitioner and frequent talk show guest related to his areas of expertise. He has authored numerous articles on the history and clinical uses of Cetyl Myristoleate, and his book, "Arthritis & Cetyl Myristoleate," has sold more than 100,000 copies.

        Dr. Cochran received his doctorate in chiropractic from Palmer College of Chiropractic in Davenport, Iowa, in 1984, and his post graduate education has included programs in skeletal radiography, diagnosis and treatment of soft tissue injuries, operation and diagnostic procedures of liquid crystal and infrared scanner thermography, and the philosophy and clinical techniques of acupuncture.

        In addition to his private practice, Dr. Cochran has owned and operated a multi-disciplinary clinic that included practitioners from four different philosophical backgrounds. In 1989, he opened The Mind Spa, one of the first clinics to use light, sound and electrical stimulation to the central nervous system to induce altered states of consciousness. In these relaxed, aware states, patients were able to become aware of the mental and emotional components of chronic pain, accelerate their healing processes and modify undesired behaviors. From 1989 to 1990, Dr. Cochran taught human anatomy and physiology at Lake Tahoe Community College, and he has lectured on arthritis at the South Texas Health and Medicine Expo and on Cetyl Myristoleate at the International Congress on Anti-Aging and Bio-Medical Technologies.

        The formulas are for a health bar and a health drink which will be marketed as sports nutrition products by us. We have completed the development of the health bar which will be called the "Axtion Bar." The Axtion Bar will initially be offered in two flavors, nutty chocolate and peanut butter. We have not yet completed the development of the drink formula but we anticipate development to be completed by approximately June 1, 2002.

        The company's products will be designed to overcome problems inherent in sports oriented health bars and drinks commonly available today. For instance, it is common knowledge that energy-producing products that contain high levels of central nervous system stimulating nutrients, for example Ma Huang or ephedra, caffeine, and taurine, have proven to be fatal for some individuals. These same products are involved in litigation that may continue for years to come. In several states, ephedra-containing products have been outlawed, while in countries such as Sweden, caffeine spiked drinks are under governmental scrutiny, and have been classified as drugs.

        Our exclusive formulas are designed to avoid these problems which, we believe, will make our products competitive. At the same time, our products are designed to address one of the major health concerns of reducing calories while enjoying all natural great tasting foods and beverages. We believe this is what consumers are looking for today. Our products will also feature a sweetening ingredient that is believed to deliver low calorie and low glycemic refreshing taste benefits to our bars and drinks.

Our Products

        Currently, we have two products, a health bar which is fully developed, and a health drink, which is not yet fully developed. Our health bar is called the "Axtion Bar" and comes in two flavors, nutty chocolate and peanut butter. Our health drink will be named the "Hammerhead XT." These products are designed to naturally and gently increases your body's metabolism by activating and then accelerating your body's fat-burning processes. Our formulas are also designed to provide you with a noticeable increase in sustained energy throughout the day yet remain calm and relaxed at the same time.

        The formulas we have purchased contain a blend of herbs, plant extracts, and nutrients, including a natural extract of Zhi shi, a herbal extract which management believes enables your body to burn fat and increase energy in a safe and effective way without all of the negative effects of other thermogenic formulas. Other ingredients contained in this formula are also designed to work to help suppress your appetite, regulate blood sugar levels, support the body's detoxification processes, and elevate your moods naturally. These ingredients include Zhi Shi extract, kola nut extract, white willow bark, Siberian Ginseng, kelp, pantothenic acid, also known as vitamin B5, chromium, and artichoke/sarsaparilla extract.

        The development of our products involves turning the formulas we have acquired into actual products. For instance, with respect to the Axtion Bar, an initial batch was prepared. This initial batch was then taste tested by management, our principal shareholders and Dr. Cochran. Following that, a trial run of about 3,000 to 4,000 bars in each flavor was produced. These bars are then used to calculate the average weight and size of the bar so that packaging can be cut that fits the bar. At the same time, we hired a graphic artist to design a bar wrapper that has been approved by management and can now been seen on our web site at www.axtionfoods.com. We anticipate that we will be in production by approximately March 1, 2002 at which time we intend to produce the bars in lots of 50,000.

        The Axtion Bar, including the initial batches, is being produced by a California licensed nutritional manufacturing company located in Berkely, California. This facility guarantees its customers the highest quality possible. That commitment is backed by a five million dollar product liability insurance policy. The manufacturer charges us on a per order basis and offers the ability to take products from concept to market and quality is factored in from the start. The manufacturer includes comprehensive packaging capability to ensures product integrity which allows us to avoid potential errors from using secondary packages. In addition, the complete "in-house" approach enables us to avoid exposure to product damage and to reduce freight costs. The manufacturing process includes a number of quality-in-process checks. The equipment is stainless steel, and cleaned with U.S. Food and Drug Administration approved detergents. All wash down is done with approved hoses that release 160 degree Fahrenheit water. The blending areas have fiberglass coated walls for sanitation, high flow exhaust systems and floor drains to ensure clean, sanitary conditions. The wrapping rooms are supplied with a filtered conditioned air supply and are totally enclosed to prevent cross contamination.

        Our health drink, the Hammerhead XT, will be developed from the formula we acquired in the same way. All production will take place at California licensed cannery in Edison, California. We will not begin producing our health drink until after we have sold at least five production lots of our health bar because of the expense associated with producing the health drink. Management calculates that we will make a net profit after all packaging and manufacturing costs of $.30 per bar. Thus, the sale of 250,000 bars will net sufficient profit to pay for the first run of 150,000 cans of the Hammerhead XT without the necessity of raising additional capital. The drink development is taking place in conjunction with a professional health food developer who is paid on a per order basis. This developer will produce our health drink that will be shelf stable and exhibit the following characteristics: chemically stable low acid formula , 2 year shelf life, lower sugar, carbohydrate, and calorie content, excellent mouth feel, delicious flavor and "last" on the palate including "lite" formulas with reduced calories.

        Because all of our development and manufacturing work is performed by third parties at their processing plants, Axtion currently rents a small office for administrative purposes for $60.00 per month. Once production of the Axtion Bar begins, we may rent a distribution space of approximately 500 square feet for the purpose of coordinating and shipping orders for our Internet web site. We anticipate that the rent for such a space would be no more than $250 to $500.00 per month. Large deliveries to independent contractor sales people or third party distributors will be shipped directly from the manufacturing facility.

Raw Materials and Manufacturing

        We will depend upon third party sub-contractors for the manufacture of our products in accordance with our specifications and packaging in wrappers and cans designed by us but purchased from third parties. We believe that the raw materials required for our products are available in abundance. We believe that we have sufficient capital to fund several bulk productions of our products and then commence and continue marketing and sales operations for the next twelve months. We have an exclusive contract in place which we believe protects our right to market and sell our health bars and drinks indefinitely. If for any reason these products are not acceptable in the market place, we do not know whether we could obtain substitute products or whether obtaining substitute products would be cost prohibitive. There can be no assurance that market place rejection of our health bar and drink would not have a material adverse effect on our operations.

Marketing

        We plan to implement the following two-phase marketing strategy within the next twelve months:

        The first phase is to offer our products to potential customers such as retail outlets by establishing a network of independent contractor distributors. We do not yet have any independent contractors in place. We also intend to prepare and design marketing materials, provide spokespersons to help market the product, and to provide marketing support through our web site.

        The second phase would be to establish a channel of distribution through our website at www.Axtionfoods.com. Initially we will offer our two products on the web site, our health bar, the "Axtion Bar," and our health drink, the "Hammerhead XT." We intend, however, to also offer additional products in the future. We anticipate being able to fully implement our marketing plan within the next twelve months.

Competitive Factors

        The nutritional health food industry consists of six principal types of suppliers: independent health food suppliers, who focus primarily on vitamins and nutritional supplements; mass volume retail suppliers, who sell nutritional products that have mass appeal; gym and health club product companies; direct sale and mail order marketers; private label manufacturers; and major pharmaceutical companies. The majority of competitors in the nutritional supplement industry are small marketing operations focused on one or two of these distribution channels.

        The company does not compete with any one competitor in all of its distribution channels. The company's primary competitors in the independent and natural health food market include Nature's Way, Nutraceuticals, Solgar, Twinlab, Rexall Sundown and EAS. In the mass volume retail market, competitors include Amerifit, Richardson Labs, Slim-Fast, Thompson Medical and Cybergenics. Gyms and health club suppliers include Costello's and Nature's Best. In the direct sale and mail order markets, competitors include Amrion, Amway, Nu-Skin, Usana and in the private label manufacturing market, competitors include GNP, Pharmavite, Leiner, Tishcon and Northridge Labs. In addition, large pharmaceutical companies and packaged food and beverage companies compete with us on a limited basis. Increased competition from such companies could have a material adverse effect on Axtion as they have greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities far greater than ours.

        Management believes that our unique product formulas to which we have the exclusive rights provide Axtion with a competitive niche. For instance, most of our competitors health bars and sports drinks are spiked with sugar, caffeine or ephedra. Owing to dangers associated with the regular consumption of these products, we believe that consumers are searching for an alternative that provides the same nutritional impact with all natural ingredients. In addition, as the nutritional supplement industry grows and evolves, we believe retailers will rely heavily on suppliers, such as Axtion, that can respond quickly to new opportunities, support them with production capacity and flexibility, and provide innovative and high margin products. We believe that Axtion has a distinct competitive advantage over other nutritional supplement companies because of its unique products.

Regulations

        The advertising, promotion, distribution and sale of our products are subject to regulation by numerous governmental agencies, the most active of which is the U.S. Food and Drug Administration, which regulates our products under the Federal Food, Drug and Cosmetic Act and regulations promulgated there under. Axtion's products are also subject to regulation by, among other regulatory agencies, the Consumer Product Safety Commission, the U.S. Department of Agriculture and the Environmental Protection Agency. Advertising of our products is subject to regulation by the U.S. Federal Trade Commission, which regulates our advertising under the Federal Trade Commission Act. The manufacture, labeling and advertising of our products are also regulated by various state and local agencies as well as each foreign country to which the Company distributes its products.

        The Dietary Supplement Health and Education Act of 1994 revised the provisions of the FDCA concerning the regulation of dietary supplements. In the judgment of the Company, the DSHEA is favorable to the dietary supplement industry. The legislation for the first time defined "dietary supplement." The term "dietary supplement" is defined as a product intended to supplement the diet that contains one or more of certain dietary ingredients, such as a vitamin, a mineral, an herb or botanical, an amino acid, a dietary substance for use by man to supplement the diet by increasing the total dietary intake, or a concentrate, metabolite, constituent, extract, or combination of the preceding ingredients. The products marketed by the Company are regulated as dietary supplements under the FDCA.

        Under the current provisions of the FDCA there are four categories of claims that pertain to the regulation of dietary supplements. Health claims are claims that describe the relationship between a nutrient or dietary ingredient and a disease or health related condition and can be made on the labeling of dietary supplements if supported by significant scientific agreement and authorized by the FDA in advance via notice and comment rulemaking. Nutrient content claims describe the nutritional value of the product and may be made if defined by the FDA through notice and comment rulemaking and if one serving of the product meets the definition. Health claims may also be made if a scientific body of the U.S. government with official responsibility for the public health has made an authoritative statement regarding the claim, the claim accurately reflects that statement and the manufacturer, among other things, provides the FDA with notice of and the basis for the claim at least 120 days before the introduction of the supplement with a label containing the health claim into interstate commerce. For health claims that the FDA has approved, no prior notification is required.

        Statements of nutritional support or product performance, which are permitted on labeling of dietary supplements without FDA pre-approval, are defined to include statements that: (i) claim a benefit related to a classical nutrient deficiency disease and discloses the prevalence of such disease in the United States; (ii) describe the role of a nutrient or dietary ingredient intended to affect the structure or function in humans; (iii) characterize the documented mechanism by which a dietary ingredient acts to maintain such structure or function; or (iv) describe general well-being from consumption of a nutrient or dietary ingredient. In order to make a nutritional support claim the marketer must possess substantiation to demonstrate that the claim is not false or misleading and if the claim is for a dietary ingredient that does not provide traditional nutritional value, prominent disclosure of the lack of FDA review of the relevant statement and notification to the FDA of the claim is required. Drug claims are representations that a product is intended to diagnose, mitigate, treat, cure or prevent a disease. Drug claims are prohibited from use in the labeling of dietary supplements.

        Claims made for our dietary supplement products may include statements of nutritional support and health and nutrient content claims when authorized by the FDA or otherwise allowed by law. The FDA's interpretation of what constitutes an acceptable statement of nutritional support may change in the future thereby requiring that the Company revise its labeling. The FDA recently issued a proposed rule on what constitutes permitted structure/function claims as distinguished from prohibited disease claims. Although we believe our product claims comply with the law, depending on the content of the final regulation, we may need to revise its labeling. In addition, a dietary supplement that contains a new dietary ingredient (i.e., one not on the market before October 15, 1994) must have a history of use or other evidence of safety establishing that it is reasonably expected to be safe. The manufacturer must notify the FDA at least 75 days before marketing products containing new dietary ingredients and provide the FDA the information upon which the manufacturer based its conclusion that the product has a reasonable expectation of safety.

        The FDA has also announced that it is considering promulgating new GMPs specific to dietary supplements. Such GMPs, if promulgated, may be significantly more rigorous than currently applicable GMP requirements and contain quality assurance requirements similar to GMP requirements for drug products. Therefore, the Company may be required to expend additional capital and resources on manufacturing in the future in order to comply with the law.

        The failure of Axtion to comply with applicable FDA regulatory requirements could result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. The company's advertising of its dietary supplement products is subject to regulation by the FTC under the FTCA. Section 5 of the FTCA prohibits unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce. Section 12 of the FTCA provides that the dissemination or the causing to be disseminated of any false advertisement pertaining to drugs or foods, which would include dietary supplements, is an unfair or deceptive act or practice. Under the FTC's Substantiation Doctrine, an advertiser is required to have a "reasonable basis" for all objective product claims before the claims are made. Failure to adequately substantiate claims may be considered either deceptive or unfair practices. Pursuant to this FTC requirement the Company is required to have adequate substantiation for all material advertising claims made for its products.

        On November 18, 1998, the FTC issued "Dietary Supplements: An Advertising Guide for Industry." This guide provides marketers of dietary supplements with guidelines on applying FTC law to dietary supplement advertising. It includes examples of the principles that should be used when interpreting and substantiating dietary supplement advertising. Although the guide provides additional explanation, it does not substantively change the FTC's existing policy that all supplement marketers have an obligation to ensure that claims are presented truthfully and to verify the adequacy of the support behind such claims.

        The FTC has a variety of processes and remedies available to it for enforcement, both administratively and judicially, including compulsory process, cease and desist orders and injunctions. FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, divestiture of assets, rescission of contracts and such other relief as may be deemed necessary. A violation of such orders could have a material adverse effect on our business, financial condition and results of operations.

        Advertising and labeling for dietary supplements and conventional foods are also regulated by state and local authorities. There can be no assurance that state and local authorities will not commence regulatory action which could restrict the permissible scope of our product claims.

        Governmental regulations in foreign countries where we may commence or expand sales may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation, of certain of our products. Compliance with such foreign governmental regulations is generally the responsibility of our distributors for those countries. These distributors are independent contractors over whom we have limited control.

        We also may be subject to additional laws or regulations by the FDA or other federal, state or foreign regulatory authorities, the repeal of laws or regulations which the Company considers favorable, such as the Dietary Supplement Health and Education Act of 1994, or more stringent interpretations of current laws or regulations, from time to time in the future. The Company is unable to predict the nature of such future laws, regulations, interpretations or applications, nor can it predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. They could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, imposition of additional record keeping requirements, expanded documentation of the properties of certain products, expanded or different labeling and scientific substantiation. Any or all of such requirements could have a material adverse affect on our business, financial condition and results of operations.

Employees

        Initially, we intend to use the services of independent contractors for sales of our products. At present, our only employee is Ms. Reynolds.

Employees and Employment Agreements

        At present, we have no employees, other than Ms. Reynolds, our president and sole director who has received no compensation for her services. Ms. Reynolds does not have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to any employees.

LEGAL MATTERS

        The validity of the shares offered under this prospectus is being passed upon for us by Kennan E. Kaeder, Attorney at Law, Suite 1904, 110 West C Street, San Diego, California 92101.

EXPERTS

        The financial statements of Axtion Foods, Inc. for the period from inception on April 20, 2000 through June 30, 2001 included in this prospectus have been examined by Siegel Smith LLP, 400 S. Sierra Avenue, Suite 100, Solona Beach, Ca 92075, independent certified public accountants, as indicated in their report, and are included in this prospectus in reliance on the report given upon the authority of that firm as experts in accounting and auditing.

AVAILABLE INFORMATION

        We are filing a registration statement on Form SB-2 with the United States Securities and Exchange Commission, under the Securities Act of 1933, covering the securities in this offering. As permitted by rules and regulations of the Commission, this prospectus does not contain all of the information in the registration statement. For further information regarding both Axtion Ventures and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained upon request and payment of prescribed fees.

        As of the effective date of this prospectus, we will become subject to the information requirements of the Securities Exchange Act of 1934. Accordingly, we will file reports and other information with the

Commission. These materials will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site located at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file reports electronically with the Commission. The site is accessible by the public through any Internet access service provider.

        Copies of our Annual, Quarterly and other Reports filed with the Commission, starting with the Quarterly Report for the first quarter ended after the date of this prospectus (due 45 days after the end of the quarter) will also be available upon request, without charge, by writing Axtion Foods, Inc. 4025 Camino Del Rio South, Suite 300, San Diego, California 92108.

AXTION FOODS, INC.
[A Development Stage Company]

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholder
Axtion Foods, Inc.

We have audited the accompanying balance sheet of Axtion Foods, Inc. (a development stage company) as of June 30, 2001, and the related statement of operations, shareholders' equity (deficit) and cash flows for the period from inception (April 20, 2000) to June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes, on a test basis, examination of evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Axtion Foods, Inc. as June 30, 2001, and the results of operations and their cash flows for the period from inception (April 20, 2000) to June 30, 2001, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the financial statements, the Company cannot successfully implement its operating plan without raising additional capital. This condition raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SIEGEL SMITH, LLP
Certified Public Accountants

Solana Beach, California
October 31, 2001

AXTION FOODS, INC.
(A Development Stage Company)

Balance Sheet

June 30, 2001

ASSETS
Current Assets
Cash	$4,893
Prepaid interest	12

Total current assets	4,905
Fixed Assets

Total Assets	$4,905

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Note payable	$5,000
Accrued liabilities	3,500
Accrued taxes	800

Total current liabilities	9,300
Long Term Liabilities
Stockholders' Equity (Deficit)
Common stock	539
Accumulated deficit during development stage	(4,934)

Total stockholders' deficit	(4,395)

Total Liabilities and Stockholders' (Deficit)	$4,905

See the Accompanying Notes to the Financial Statements

AXITON FOODS, INC.
(A Development Stage Company)

Statement of Operations

From Inception, April 20, 2000 Through June 30, 2001

	From Inception April 20, 2000 Through June 30, 2001
Revenue
Expenses
General and administrative expenses		3,607

Net Loss from Operations		(3,607)
Other Expenses
Interest expense		527
Income Tax Expense		800

Net Loss		$(4,934)

Weighted Average Shares		7,941,176
Loss per share	$	nil

See the Accompanying Notes to the Financial Statements

AXTION FOODS, INC.
(A Development Stage Company)

Statement of Cash Flows

From Inception, April 20, 2000 Through June 30, 2001

From Inception April 20, 2000 Through June 30, 2001
Cash Flows From Operating Activities
Net Loss	$(4,934)
Adjustments to reconcile net income to net cash provided by operating activities:
Non cash interest	527
Changes in:
Accrued liabilities	3,500
Accrued income tax payable	800

Net Cash Used in Operating Activities	(107)
Cash Flows from Investing Activities

Net Cash Used by Investing Activities	0
Cash Flows from Financing Activities
Note proceeds	5,000

Net Cash Provided by Financing Activities	5,000
Net Increase in Cash	4,893
Cash, beginning of the year	0

Cash, June 30	$4,893

Supplemental Non Cash Investing and Financing Activities:
Supplemental Information:
Interest paid	$0
Taxes paid	$0

See the Accompanying Notes to the Financial Statements

AXTION FOODS, INC.
(A Development Stage Company)

Statement of Changes in Stockholders' Equity (Deficit)

From Inception, April 20, 2000, Through June 30, 2001

		Common Stock
Date				Accumulated Deficit
	Description	Shares	Amount			Total
June 4, 2000	Shares issued	20,000,000	$539	$		$539
June 30, 2001	Net loss				(4,934)	(4,934)

Total		20,000,000	$539		$(4,934)	$(4,395)

See the Accompanying Notes to the Financial Statements

Axtion Foods, Inc.
(A Developmental Stage Company)

Notes to Financial Statements

June 30, 2001

1. Organization and summary of significant accounting policies

  Organization

        Axtion Foods, Inc. formerly Retail Windows, Inc. (the "Company"), a California corporation, was formed on April 20, 2000. The Company was originally organized to conduct any business allowed by the California corporation statute. In late June 2001 the Company adopted a business plan to distribute nutritional foods and supplements via mail order and the internet. The Company has not commenced these operations and, therefore, is considered to be in the development stage.

  Accounting Method

        The Company records income and expenses on the accrual method.

  Fiscal Year End

        The Company's year end is June 30.

  Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

  Income Taxes

        The Company reports certain expenses differently for financial and tax reporting purposes and, accordingly, provides for the related deferred taxes. Income taxes are accounted for under the liability method in accordance with SFAS 109, Accounting for Income Taxes.

  Cash and Cash Equivalents

        The Company considers all liquid investments with the maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

  Research and Development Costs

        Costs and expenses that can be clearly identified as research and development are charged to expense as incurred in accordance with SFAS 2, Accounting for Research and Development Costs. The Company has no research and development costs for the period reported.

  Advertising Costs

        Advertising costs will be expensed as incurred. There was no advertising expense incurred for the period from inception through June 30, 2001.

  Basic and Diluted Net Loss Per Share

        Net loss per share is calculated in accordance with SFAS 128, Earnings Per Share for the period presented. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilative convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby we used to purchase common stock at the average market price during the period.

        The Company has no potentially dilative securities, options, warrants or other rights outstanding. Therefore, basic and diluted net loss per share is the same.

  Comprehensive Income

        The Company has adopted SFAS 130, Reporting Comprehensive Income, which establishes standards for reporting comprehensive loss and its components in the financial statements. To date, the Company's comprehensive loss equals its net loss.

  Reportable Operating Segments

        SFAS 131, Segment Information, amends the requirements for companies to report financial and descriptive information about their reportable operating segments. Operating segments, as defined in SFAS 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by a company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating segment performance. The Company intends to operate one business and operating segment.

  New Accounting Pronouncements

        In December 1999, the Staff of the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition, to provide guidance on the recognition, presentation and disclosure of revenues in financial statements. In June 2000, the SEC staff amended SAB 101 to provide registrants with additional time to implement SAB 101. The Company will be required to adopt SAB 101 by the fourth quarter of fiscal 2001. Upon commencement of operations, the Company intends to adopt the revenue recognition practices to conform to SAB No. 101. Furthermore, the Company does not expect the adoption of SAB 101 to have a material effect on its financial position or results of operation.

        In June 1998, the Financial Accounting Standards Board issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 will be effective for the Company's year ending December 31, 2001. The Company does not expect any impact from the adoption of this statement on the Company's financial position, results of operations or cash flows.

        In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 (SOP 98-5), Reporting on the Costs of Start-Up Activities. SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As the Company has not yet begun operations, all costs associated with start-up activities are expensed as incurred.

        In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 (SOP 98-1), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specific costs and amortization of such costs. The company intends to implement SOP 98-1 when operations commence and anticipates no impact on the Company's financial position or results of operations.

2. Shareholders' equity

  Preferred stock

        The Company has authorized 10,000,000 of no par preferred stock. As of June 30, 2001 there were no shares issued and outstanding.

  Common stock

        The Company has authorized 100,000,000 of no par common stock. On June 4, 2000 the Company issued 20,000,000 shares, (post split) of stock to the original incorporator in lieu of interest, ($539). The interest represents an annual percentage rate of 10% on the $5,000 loan and the stock has been valued at the calculated interest, (Note 4).

3. Commitments

        The Company has made no material commitments.

4. Related Party

        The original incorporator of the Company has advanced $5,000 to the Company in the form of a note. The note is unsecured and the proceeds have been used to pay costs and administrative expenses of organization. The Company issued 20,000,000 shares of stock in lieu of interest on this loan. The value of the stock was calculated using a 10% annual interest rate $539, (Note 3).

        The Company uses office space and the mailing address of the original incorporator and director, without charge, as its address of record. The cost associated with this through June 30, 2001 is minimal.

        The original incorporator has made contributions of time to the Company without compensation for his efforts organizing the Company. The Company estimates the market value of the time and services contributed for administrative matters to be immaterial at June 30, 2001. In the future, this individual intends to contribute time and services to the Company without compensation. The Company intends to record the market value of these services when the time devoted becomes significant.

5. Provision for Income Taxes

        As of June 30, 2001, Axtion Foods, Inc. has a federal net operating loss carry forward of approximately $4,400. The net operating loss carry forward will expire in 2016 if not utilized. Utilization of the net operating loss and tax credit carry forwards may be subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating loss and tax credit carry forwards before utilization.

        Because the Company may not receive any benefit for its historical operating losses, Axtion Foods, Inc. has provided a full valuation allowance against its deferred tax asset. Significant components of net deferred tax assets at December 31, 2000 consist of the following:

Net operating loss carry forward	$4,400

Total deferred tax assets	1,500
Valuation allowance	(1,500)

Net deferred tax assets	$—

6. Going concern

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of business. Since inception, the Company has not been engaged in any significant organizational activities and has not begun operations. Through June 30, 2001, the Company had incurred losses of $4,400. Successful implementation of the Company's business plan is dependent upon obtaining financing in order to have the necessary resources to acquire inventory, develop a web site and develop a market for the Company's product. The Company's management believes that if the financing is not successful, the business plan will be seriously inhibited.

7. Subsequent Events

        In October 2001 the Company completed a four for one (4 for 1) stock split. The financial statements reflect post split shares.

AXTION FOODS, INC.
(A Development Stage Company)

Balance Sheet

	(Unaudited) September 30 2001		June 30 2001
ASSETS
Current Assets
Cash		$135,940	$4,893
Prepaid interest		12

Total current assets		135,940	4,905
Fixed Assets

Total Assets		$135,940	$4,905

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
	$		$5,000
Accrued liabilities		11,782	3,500
Accrued taxes		800	800

Total current liabilities		12,582	9,300
Long Term Liabilities
Stockholders' Equity (Deficit)
Common stock		130,450	539
Accumulated deficit during development stage		(7,092)	(4,934)

Total stockholders' equity (deficit)		123,358	(4,395)

Total Liabilities and Stockholders' Equity		$135,940	$4,905

See the Accompanying Notes to the Financial Statements

AXITON FOODS, INC.
(A Development Stage Company)

Statement of Operations

(Unaudited)

	For the First Quarter Ending September 30, 2001		From Inception April 20, 2000 Through September 30, 2001
Revenue	$		$

Expenses
General and administrative expenses		$2,146		$5,753

Net Loss from Operations		(2,146)		(5,753)

Interest Expense		12		539
Income Tax				800

Net Loss		$(2,158)		$(7,092)

Weighted Average Shares		21,989,565		20,391,111
Loss per share	$	nil	$	nil

See the Accompanying Notes to the Financial Statements

AXTION FOODS, INC.
(A Development Stage Company)

Statement of Cash Flows

(Unaudited)

	For the First Quarter Ending September 30, 2001		From Inception April 20, 2000 Through September 30, 2001
Cash Flows From Operating Activities
Net Loss		$(2,158)	$(7,092)
Adjustments to reconcile net income to net cash provided by operating activities:
Non cash interest expense		12	539
Changes in:
Accrued liabilities		8,282	11,782
Accrued income tax payable			800

Net Cash Used in Operating Activities		6,136	6,029
Cash Flows from Investing Activities

Net Cash Used by Investing Activities		0	0
Cash Flows from Financing Activities
Proceeds from note			5,000
Repayment of note		(5,000)	(5,000)
Sale of common stock		124,911	129,911

Net Cash Provided by Financing Activities		124,911	129,911
Net Increase in Cash		131,047	135,940
Cash, beginning of the year		4,893	0

Cash, September 30		$135,940	$135,940

Supplemental Non Cash Investing and Financing Activities:
Supplemental Information:
Interest paid	$		$0
Taxes paid	$		$0

See the Accompanying Notes to the Financial Statements

AXTION FOODS, INC.

(A Development Stage Company)

Statement of Changes in Stockholders' Equity

	Common Stock
Description			Deficit Accumulated During Development Stage	Total Stockholders' Equity (Deficit)
	Shares	Amount
April 20, 2001, Date of Inception	20,000,000	$539	$0	$539
Loss June 30, 2001			(4,934)	(4,934)

Balance June 30, 2001	20,000,000	539	(4,934)	(4,395)

Shares Issued August 13, 2001 through September 30, 2001	6,120,000	153,000		153,000
Offering costs		(23,089)		(23,089)
First Quarter Loss			(2,158)	(2,158)

Balance September 30, 2001	26,120,000	$130,450	$(7,092)	$123,358

See the Accompanying Notes to the Financial Statements

CalWest Ventures, Inc.

Notes To Financial Statements

1. Basis of Preparation

        The unaudited financial statements of Axtion Foods, Inc. (the "Company") presented herein have been prepared in accordance with the instructions to Form 10-QSB and do not include all of the information and note disclosures required by generally accepted accounting principles. However, management has included all adjustments necessary in order to make the financial statements not misleading, in the opinion of management. These statements should be read in conjunction with the financial statements and notes thereto included in our last audited financial statements. These audited statements are contained in our Form 10-K for the year ended June 30, 2001.

2. Cash and Cash Equivalents

        The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

3. Common Stock

        The Company has authorized 100,000,000 of no par common stock, (see Note 4). During the first quarter the Company issued 1,530,000 (pre-split, see Note 4) shares for $153,000. The Common Stock account has been reduced by $23,089 representing the offering costs paid or accrued through September 30, 2001.

4. Subsequent Events

        In October 2001 the Company completed a four for 1 (4 for 1) split. All shares reported in this quarterly financial statements reflect this split.

        In October 2001 the Company issued 175,500 shares of common stock as finder's fees (pre 4 for 1 split) to four individuals for locating investors for the Company's private offering. The finder's fee was valued at fifteen percent of the amount of investment located in shares of common stock valued at the private offering price of $.10 per share. None of these individuals are affiliates of the Company. The share issuance will be recorded in the Company's December 31, 2001 financial statements.

        In October 2001 the Company issued 50,000 shares of common stock as partial consideration for the purchase of a health bar formula and a health drink formula as set forth in a purchase contract executed by the Company on July 12, 2001. The shares were valued at $0.10 per share for a total value of $5,000. The purchase agreement also obligates the Company to pay the seller five percent of all net profits earned from the use of the formulas. The share issuance will be recorded in the Company's December 31, 2001 financial statements.

AXTION FOODS, INC.

[A Development Stage Company]

6,982,000 Shares

Common Stock

$0.05 Per Share

PROSPECTUS

AXTION FOODS, INC.

4025 Camino Del Rio South

Suite 300

San Diego, CA 92108

Telephone (760) 436-3124

                        , 2002

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  1.
  Article XII of the articles of incorporation of Axtion, filed as Exhibit 3.1 to the Registration Statement.

  2.
  Article XI of the bylaws of Axtion, filed as Exhibit 3.2 to the Registration Statement.

  3.
  California Corporations Code Section 309.

        The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making AXTION responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

        The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Amount*
SEC Registration fee	$88.58
Blue sky fees and expenses	$1,000.00
Legal fees and expenses	$15,000.00
Printing and shipping expenses	$1,000.00
Accounting fees and expenses	$5,000.00
Transfer and Miscellaneous expenses	$1,000.00

Total	$23,088.58

*
All expenses are estimated except the Commission filing fee.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

        The following sets forth information relating to all previous sales of Common stock by the Registrant which sales were not registered under the Securities Act of 1933.

        The corporation was organized as Retailwindow.com, Inc. on April 20, 200. In connection with the organization of the corporation, Kennan E. Kaeder, the founding shareholder of our company, loaned the company $5,000.00 cash and was issued 5,000,000 shares of common stock in lieu of interest in June of 2000. These shares were issued in reliance upon the exemption from registration provided for by Section 4(2) of the Securities Act of 1933. On July 1, 2001, Mr. Kaeder sold all of his stock in the corporation by selling 1,666,667 of his shares to Julia Reynolds in exchange for $1,666.66, 1,666,666 of these shares to Joseph Lindquist in exchange for $1,666.66 and 1,666,666 of these shares to Julia Reynolds for $1,666.66. These sales were made privately in reliance upon the exemption provided for by Sections 4(1) and 4(2), or the so-called "4 1/2 exemption." All of these shares are control or affiliate stock that is subject to the resale provisions of Rule 144 and may not be sold or transferred without registration except in accordance with Rule 144. Certificates representing the securities bear such a legend. From August 3, 2001 to October 15, 2001 Axtion conducted a private offering of its securities in which 1,570,000 shares of common stock were sold for gross proceeds of $157,000 in reliance upon the exemptions from registration provided for by Section 4(2) and Rule 506 of Regulation D. During October 2001 Axtion issued 50,000 shares of common stock for the license agreement and 175,500 shares of common stock for finder's in reliance on the Section 4(2) exemption. On October 15, 2001 Axtion conducted a four for one forward split of its common stock. There are currently 27,182,000 shares of common stock outstanding post-split.

ITEM 27. EXHIBITS INDEX.

NUMBER	EXHIBIT NAME
3.1	Articles of Incorporation*
3.2	By-Laws*
3.3	Certificate of Amendment*
3.4	Certificate of Amendment*
4.1	Specimen Stock Certificate*
5.1	Opinion Regarding Legality*
10.1	Formula Purchase Agreement*
10.2	Office Lease
10.3	Purchase Order
23.1	Consent of Siegel Smith
23.2	Consent of Kennan E. Kaeder*

*
Previous Filed

        All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing. Information pertaining to our common stock is contained in our articles of incorporation and by-Laws.

ITEM 28. UNDERTAKINGS.

        The undersigned registrant undertakes:

(1)
To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

I.
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

II.
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

III.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of California law, or otherwise, the Registrant has been advised that in the opinion of the Securities And Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on our behalf by the undersigned, in San Diego, January 17, 2002.

(Registrant)	Axtion Foods, Inc.
By (signature and title)	/s/ Julia Reynolds President, Treasurer, and Director

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

(signature)	/s/ Julia Reynolds
(title)	President, Chief Executive Officer, Secretary, Chairman of the Board
(date)	January 17, 2002
(signature)	/s/ Julia Reynolds
(title)	Principal Financial Officer
(date)	January 17, 2002

INDEX TO EXHIBITS

SEC REFERENCE NUMBER	TITLE OF DOCUMENT
3.1	Articles of Incorporation*
3.2	Bylaws*
3.3	Certificate of Amendment*
3.4	Certificate of Amendment*
4.1	Specimen Stock Certificate*
5.1	Opinion Regarding Legality*
10.1	Formula Purchase Agreement*
10.2	Office Lease
10.3	Purchase Order
23.1	Consent of Seigel Smith
23.2	Consent of Kennan E. Kaeder*

*
Previously filed.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DETERMINATION OF OFFERING PRICE
DILUTION
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS
LEGAL PROCEEDINGS
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
Summary Compensation Table Long-Term Compensation Awards
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF SECURITIES
SHARES ELIGIBLE FOR FUTURE SALE
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
CERTAIN TRANSACTIONS
BUSINESS
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
AXTION FOODS, INC. [A Development Stage Company] FINANCIAL STATEMENTS
CONTENTS
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
AXTION FOODS, INC. (A Development Stage Company) Balance Sheet June 30, 2001
AXITON FOODS, INC. (A Development Stage Company) Statement of Operations From Inception, April 20, 2000 Through June 30, 2001
AXTION FOODS, INC. (A Development Stage Company) Statement of Cash Flows From Inception, April 20, 2000 Through June 30, 2001
AXTION FOODS, INC. (A Development Stage Company) Statement of Changes in Stockholders' Equity (Deficit) From Inception, April 20, 2000, Through June 30, 2001
Axtion Foods, Inc. (A Developmental Stage Company) Notes to Financial Statements June 30, 2001
AXTION FOODS, INC. (A Development Stage Company) Balance Sheet
AXITON FOODS, INC. (A Development Stage Company) Statement of Operations (Unaudited)
AXTION FOODS, INC. (A Development Stage Company) Statement of Cash Flows (Unaudited)
AXTION FOODS, INC. (A Development Stage Company) Statement of Changes in Stockholders' Equity
CalWest Ventures, Inc. Notes To Financial Statements
SIGNATURES
INDEX TO EXHIBITS